EXHIBIT 99.1

For Immediate Release

September 24, 2003

For more information:	Rex S. Schuette Chief Financial Officer 706-781-2265 rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. COMPLETES DEBT OFFERING
$35 MILLION IN SUBORDINATED STEP-UP NOTES DUE 2015

BLAIRSVILLE, GA – September 24, 2003 – United Community Banks, Inc. (Nasdaq: UCBI) today announced that it completed a private placement offering of $35 million in subordinated step-up notes due September 30, 2015.  The subordinated notes qualify for Tier II capital under risk based capital guidelines.  The net proceeds from the offering will be used for general corporate purposes.

The debentures will bear interest at 6.25% through September 30, 2010 and at a rate of 7.50% thereafter until maturity or earlier redemption.  The notes are callable at par on September 30, 2010 and thereafter, callable on September 30 of each year until maturity.

The Bankers Bank and Bankersbanc Capital Corporation were the co-placement agents of the offering.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. At June 30, 2003, United Community Banks had assets of $3.9 billion and operated 19 community banks with 67 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina, and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company's web site, www.ucbi.com.  # # #